FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports Second Quarter 2016 Results

_______________________________________

Net income EPS of $1.35, unchanged; Operating EPS of $1.56, up 7%

Book value per share (BVPS), including AOCI, of $68.39, up 17%; BVPS, excluding AOCI, of $54.67, up 8%

Net income ROE, including AOCI, of 8.5%; Operating ROE, excluding AOCI, of 11.7%

Share buybacks of $275 million in the quarter; retired 3% of shares outstanding

Radnor, PA, August 3, 2016 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the second quarter of 2016 of $325 million, or $1.35 per diluted share available to common stockholders, compared to net income in the second quarter of 2015 of $344 million, or $1.35 per diluted share available to common stockholders. Second quarter income from operations was $373 million, or $1.56 per diluted share available to common stockholders, compared to $371 million, or $1.46 per diluted share available to common stockholders, in the second quarter of 2015.

“Earnings significantly recovered from depressed levels in the first quarter, and we achieved strong growth in operating EPS and book value per share compared to the prior year,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “As highlighted at our recent Investor Day, we remain confident in our ability to generate top and bottom-line growth and actively deploy capital in the current macro environment.”

	As of or For the		As of or For the
	Three Months Ended		Six Months Ended
(in millions, except per share data)	2016	2015	2016	2015
Net Income (Loss)	$325	$344	$533	$644
Net Income (Loss) Available to Common Stockholders	325	344	526	645
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.35	1.35	2.17	2.50
Revenues	3,307	3,381	6,551	6,685
Income (Loss) from Operations	373	371	687	724
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.56	1.46	2.80	2.81
Average Diluted Shares	239.9	255.1	242.5	258.3
ROE, including AOCI (Net Income)	8.5%	8.9%	7.2%	8.2%
ROE, excluding AOCI (Income from Operations)	11.7%	11.7%	10.8%	11.5%
Book Value Per Share, Including AOCI	$68.39	$58.58	$68.39	$58.58
Book Value Per Share, Excluding AOCI	54.67	50.83	54.67	50.83

Operating Highlights – Second Quarter 2016

•	Operating EPS of $1.56, up 7% versus the prior year
•	Income from operations of $373 million, up 19% sequentially
•	Total individual life insurance sales of $164 million, up 6% versus the prior year
•	Group Protection sales of $71 million, up 15% versus the prior year
•	Share repurchases of $275 million; retired 3% of shares outstanding

There were no notable items in the current quarter. The prior-year quarter included net unfavorable items of approximately $0.03 related to legal expenses.

Second Quarter 2016 – Segment Results

Annuities

The Annuities segment reported income from operations of $235 million in the quarter, down 8% from $255 million in the prior-year quarter driven primarily by a decrease in fee income from lower average account values.

Gross annuity deposits in the second quarter of $2.1 billion decreased 37% from the prior-year quarter as a decline in variable annuity sales was partially offset by an increase in fixed annuity sales. Variable annuity sales continue to be negatively impacted by market volatility; however, on a sequential basis sales decreased just 3%. The percentage of variable annuity sales from products without living benefits increased to 29% from 28% in the prior-year quarter. Fixed annuity sales of $478 million were up 31% from the prior-year quarter driven by new product introductions. Net flows of $(452) million were negatively impacted by lower sales. Average account values decreased 3% to $122 billion compared to the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $31 million compared to $30 million in the prior-year quarter. The increase in earnings is primarily driven by lower expenses compared to the prior-year period.

Total deposits for the quarter of $1.7 billion were down 11% versus the prior year. Small market deposits increased 8% while mid-large market deposits declined due to timing of first-year sales. Total net flows of $4 million in the quarter resulted in average account values remaining flat at $55 billion.

Life Insurance

Life Insurance reported income from operations of $120 million, up 14% from $105 million in the prior-year quarter. The increase in earnings compared to the prior-year period was driven by mortality performing in line with expectations compared to elevated mortality in the prior-year period.

Individual life insurance sales in the quarter were $164 million, a 6% increase from the prior-year quarter.  Increased Term, Linked-benefit, and UL sales were offset by decreases in IUL and VUL.  Executive Benefit sales, which can fluctuate quarter to quarter, added $9 million to total life insurance sales in the quarter while the prior-year quarter contributed $46 million driven by one large case.

Total life insurance in-force of $675 billion grew 4% over the prior-year quarter, and average account values of $44 billion increased 3%.

Group Protection

Group Protection income from operations was $15 million in the quarter compared to $19 million in the prior-year period. The decline in earnings was driven by lower premiums and net investment income offset by the improvement in the non-medical loss ratio to 72.5% from 73.6% in the prior-year quarter.

Group Protection sales of $71 million were up 15% from the same period last year as sales momentum continues following the disruption caused by our repricing actions. Employee-paid product sales as a percentage of total sales were 46% in the quarter, up two percentage points from the prior-year quarter.

Non-medical net earned premiums were $478 million in the second quarter, down 11% from the year-ago period.

Other Operations

Other Operations reported a loss from operations of $28 million versus a loss of $38 million in the prior-year quarter.

The prior-year results included net unfavorable items of $8 million related to legal expenses.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $47 million compared to a $14 million net loss in the prior-year quarter.
•	A $1 million variable annuity net derivatives gain in the quarter.

Unrealized Gains and Losses

The company reported a net unrealized gain of $8.4 billion, pre-tax, on its available-for-sale securities at June 30, 2016. This compares to a net unrealized gain of $5.0 billion at June 30, 2015, with the year-over-year increase driven primarily by a decline in interest rates.

Capital

During the quarter, the company repurchased 6.2 million shares of stock at a cost of $275 million. The quarter’s average diluted share count of 239.9 million shares was down 6% from the second quarter of 2015, the result of repurchasing 19.1 million shares of stock at a cost of $875 million since June 30, 2015.

Book Value

As of June 30, 2016, book value per share, including accumulated other comprehensive income (“AOCI”), of $68.39 increased 17% from a year ago. Book value per share, excluding AOCI, of $54.67 increased 8% from the prior-year period.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s second quarter 2016 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, August 4, 2016. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(866) 394-4575 (Domestic)

(678) 509-7536 (International)

Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on August 4, 2016, and it will remain available through midnight Eastern Time on August 11, 2016. To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 38803409

A replay of the call will also be available by 1:00 p.m. Eastern Time on August 4, 2016 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $223 billion in assets under management as of June 30, 2016. Learn more at: www.LincolnFinancial.com. Find us on on Facebook,  Twitter,  LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that income from operations, return on equity and operating revenues better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earning section of the Investor Relations page on our website:  www.LincolnFinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results. Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues, net income (loss) and ROE, the most directly comparable GAAP measures.

Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations:

•	Realized gains and losses associated with the following ("excluded realized gain (loss)"):
o	Sale or disposal of securities;
o	Impairments of securities;
o	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
o	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results";
o

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”;

o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

•

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking");

•	Income (loss) from the initial adoption of new accounting standards;
•	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
•	Gain (loss) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations.

Operating Revenues

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
•	Amortization of deferred gains arising from the reserve changes on business sold through reinsurance;
•	Revenue adjustments from the initial adoption of new accounting standards.

Return on Equity

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Linked-benefit – 15% of total expected premium deposits;
•

Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first year commissionable premiums plus 5% of excess premiums received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•

Executive Benefits - single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate owned UL and VUL, first year commissionable premiums plus 5% of excess premium received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•	Term – 100% of annualized first year premiums;
•	Annuities – deposits from new and existing customers; and
•	Group Protection – annualized first year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Total Revenues	$3,307	$3,381	$6,551	$6,685
Less:
Excluded realized gain (loss)	(89)	(37)	(245)	(127)
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	1	1
Total Operating Revenues	$3,395	$3,417	$6,795	$6,811

Net Income (Loss) Available to Common
Stockholders – Diluted	$325	$344	$526	$645
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-	(7)	1
Net Income (Loss)	325	344	533	644
Less (2):
Excluded realized gain (loss)	(57)	(23)	(159)	(83)
Benefit ratio unlocking	9	(4)	4	2
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	1	1
Income (Loss) from Operations	$373	$371	$687	$724

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$1.35	$1.35	$2.17	$2.50
Income (loss) from operations	1.56	1.46	2.80	2.81

Average Stockholders' Equity
Average equity, including average AOCI	$15,289	$15,461	$14,713	$15,721
Average AOCI	2,563	2,799	1,975	3,087
Average equity, excluding AOCI	12,726	12,662	12,738	12,634
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,453	$10,389	$10,465	$10,361

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	8.5%	8.9%	7.2%	8.2%

Return on Equity, Excluding AOCI
Income (loss) from operations with average equity
including goodwill	11.7%	11.7%	10.8%	11.5%
Income (loss) from operations with average equity
excluding goodwill	14.3%	14.3%	13.1%	14.0%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

	As of June 30,
	2016	2015
Book value per share, including AOCI	$68.39	$58.58
Per share impact of AOCI	13.72	7.75
Book value per share, excluding AOCI	54.67	50.83

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)
	For the Three
	Months Ended
	June 30,
	2016	2015

Revenues	$3,307	$3,381

Net Income (Loss)	$325	$344
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$325	$344

Earnings (Loss) Per Common Share – Basic	$1.37	$1.37
Earnings (Loss) Per Common Share – Diluted	1.35	1.35

Average Shares – Basic	236,463,183	251,849,316
Average Shares – Diluted	239,885,855	255,140,300

	For the Six
	Months Ended
	June 30,
	2016	2015

Revenues	$6,551	$6,685

Net Income (Loss)	$533	$644
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(7)	1
Net Income (Loss) Available to Common
Stockholders – Diluted	$526	$645

Earnings (Loss) Per Common Share – Basic	$2.23	$2.54
Earnings (Loss) Per Common Share – Diluted	2.17	2.50

Average Shares – Basic	239,069,774	253,662,410
Average Shares – Diluted	242,503,518	258,344,952

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b-1 payments, the potential for U.S. Federal tax reform and the effect of the Department of Labor’s regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.